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SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

SEALY CORPORATION (Name of Registrant As Specified In Its Charter)

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NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

TO BE EFFECTIVE ON DECEMBER 16, 2008

DATE FIRST MAILED TO SHAREHOLDERS: NOVEMBER 25, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Shareholders of Sealy Corporation:

        This Notice and the accompanying Information Statement are being furnished to the shareholders of Sealy Corporation, a Delaware corporation (the "Company"), in connection with action taken by the holders of at least a majority of the issued and outstanding voting securities of the Company, approving, by written consent dated November 6, 2008, the adoption of the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and Its Subsidiaries by the Board of Directors of the Company.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

By order of our Board of Directors,
Kenneth L. Walker Senior Vice President, General Counsel & Secretary

Dated: November 25, 2008

i

SEALY CORPORATION

ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

ABOUT THIS INFORMATION STATEMENT

General

        This Information Statement is being furnished by Sealy Corporation, a Delaware corporation ("Sealy" or the "Company"), in connection with action taken by the holders of at least a majority of the Company's issued and outstanding voting securities, approving, by written consent dated November 6, 2008, the adoption of the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and Its Subsidiaries (the "Plan"). The primary purposes of the Plan are (a) to promote the long term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company's business; (b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and (c) to further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company. This Information Statement is being provided pursuant to the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to holders of the Company's common stock, par value $0.01 per share, entitled to vote or give an authorization or consent in regard to the matters acted upon by written consent.

        This Information Statement is being mailed on or about November 25, 2008 to the Company's shareholders of record as of November 17, 2008 (the "Record Date"). The Company anticipates that the adoption of the Plan will take effect on December 16, 2008.

        The Company's principal executive offices are located at One Office Parkway, Trinity, North Carolina 27370, and the Company's telephone number is (336) 861-3500.

Reason for the Written Consent

  The Plan

        In connection with the appointment of Lawrence J. Rogers as the Company's President and Chief Executive Officer, at a meeting on July 22, 2008, the Compensation Committee of the Board of Directors approved, among other things, a grant to Mr. Rogers of 291,971 restricted shares of Sealy common stock. This grant is subject in its entirety to the Company's shareholders' approval of an amendment to the Company's current 2004 Stock Option Plan for Key Employees of Sealy Corporation and Its Subsidiaries, which amendment would, if adopted, permit the grant of restricted stock awards under such plan. This plan currently only permits the Company to grant stock options, stock appreciation rights, and dividend equivalent rights to employees of the Company and its subsidiaries. The grants will become effective upon the effective date of the adoption of the Plan. On October 28, 2008, the Company's Board of Directors adopted, subject to shareholder approval, the Plan.

  Action by Written Consent

        On November 6, 2008, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, which, as of November 6, 2008 beneficially owned, in the aggregate, approximately 50.8% of the Company's common stock, delivered to the Company an executed written consent of shareholders approving the adoption of the Plan (the "Written Consent").

Voting and Vote Required

        The Company is not seeking consent, authorizations or proxies from you. Section 12 of the Company's by-laws provides that any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. Approval of at least a majority of the outstanding voting power of the shares of common stock present and voting on the matter at a meeting would be required to approve the Plan.

        As of the Record Date, the Company had 91,800,460 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. On the Record Date, affiliates of KKR beneficially owned, in the aggregate, 46,625,921 shares, or approximately 50.8%, of the Company's common stock. Accordingly, the action by Written Consent executed by affiliates of KKR is sufficient to approve the Plan and requires no further shareholder action.

Notice Pursuant to Section 12

        Pursuant to Section 12 of its by-laws, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company's shareholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 12.

 ADOPTION OF THE PLAN

        On October 28, 2008, the Company's Board of Directors adopted, subject to shareholder approval, the Plan. The Company's Board of Directors believes that grants of awards will be an important element in retaining key employees of the Company who are expected to contribute to the success of the Company. The Company's management will rely on awards under the Plan as an essential part of the compensation packages necessary for the Company to retain experienced officers and employees. The closing price of the Company's common stock on the New York Stock Exchange on November 21, 2008 was $2.18.

Amendments to the current 2004 Stock Option Plan

        The Plan reflects amendments to the Company's current 2004 Stock Option Plan for Key Employees of Sealy Corporation and Its Subsidiaries, which amendments would, among other things, if adopted, (i) permit the grant of restricted stock awards; (ii) allow performance- based awards to be granted in a manner that is intended to be deductible by the Company under Section 162(m) of the Code; (iii) provide that outstanding awards which are unvested or subject to lapse restrictions to become fully vested and exercisable immediately prior to a Change in Control; and (iv) allow for the Plan and the awards issued under the Plan to be interpreted in accordance with Section 409A of the Code. The amendments do not make any changes to the number of shares of our common stock that are authorized to be issued under the 2004 Stock Option Plan.

Summary of the Plan

        The following summary of the Plan is qualified in its entirety by the specific language of the Plan (a copy of which is attached as Appendix A hereto). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed such terms in the Plan.

Introduction

        On October 28, 2008, the Board of Directors of the Company formally adopted the Plan, subject to shareholder approval. The Plan provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights ("SARs"), dividend equivalent rights and other stock-based awards.

Purpose

        The purpose of the Plan is to (a) promote the long term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company's business; (b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and (c) further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company. Awards under the Plan are intended to be based upon the recipient's individual performance, level of responsibility and potential to make significant contributions to the Company.

Administration of the Plan

        The Plan will be administered by the compensation committee or any sub-committee thereof (the "Committee") of the Board of Directors of the Company (the "Board of Directors"). The Committee, subject to the express provisions of the Plan and the approval of the Board of Directors if such approval is required, has general authority to administer the Plan and to grant options to purchase shares of common stock, stock appreciation rights ("SARs"), dividend equivalent rights and other stock-based awards. The Committee has the power and authority to construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Each determination, interpretation or other action taken pursuant to the provisions of the Plan by the Committee will be binding and conclusive. In addition, the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan, subject to the limits of applicable law.

Number of Authorized Shares

        Under the Plan, originally 20,000,000 shares of common stock were reserved for use, subject to adjustment for mergers, consolidations, reorganizations, stock splits, stock dividends, extraordinary distributions and other dilutive changes with respect to the Company's common stock, or any other increase or decrease in the number of shares of the Company's common stock affected in connection with any corporate event. Upon the Company's March 23, 2006 reverse stock split of 0.7595 for 1, the Company has taken the position that only 15,190,000 shares are reserved for grants under the Plan. Based upon the closing sale price of the Company's common stock on November 21, 2008 of $2.18 per share, the aggregate market value of the 15,190,000 shares to be reserved under the Plan is $33,114,200. The amendments do not make any changes to the number of shares of our common stock that are authorized to be issued under the 2004 Stock Option Plan.

Eligibility

        The Committee may, from time to time, make grants of stock options, SARs, dividend equivalent rights, or other stock-based awards under the Plan to such employees, or other persons having a relationship with the Company or any of its Subsidiaries. The terms, conditions and limitations of each grant under the Plan shall be set forth in a grant agreement (a "Grant Agreement"), in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, that such Grant Agreement shall contain provisions dealing with the treatment of grants in the event of the termination of employment, death or disability of a Participant, and may also include provisions concerning the treatment of grants in the event of a Change in Control of the Company.

Awards under the Plan

         Options.    The Committee may grant options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or "nonstatutory stock options". The Committee shall determine the exercise price for each option at the time of grant; provided, however, that an option must have an exercise price that is at least equal to the fair market value of a share of common stock on the date the option is granted. Payment for shares upon exercise of options may be made either in cash or in shares of common stock of the Company, or a combination of both, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.

         Stock Appreciation Rights.    The Committee may grant SARs independent of, in tandem with or in addition to the granting of stock options. Generally, each SAR entitles the holder to receive in cash, upon exercise, the excess of (i) the aggregate fair market value, as of the date such right is exercised, of the common stock underlying such right or portion thereof, over (ii) the aggregate exercise price of such right, relating to such common stock. Such amount may be paid in cash or be satisfied with shares, at the Committee's discretion. In no event shall a SAR's exercise price be less than the fair market value on the date of grant of the SAR.

         Other Stock-Based Awards.    The Committee, in its sole discretion, may grant or sell awards of shares of common stock, awards of restricted shares of common stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

        No award may be granted under the Plan after the tenth anniversary of the original effective date of the Plan.

Change in Control

        Under the Plan, a "Change in Control" means: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting stock of the Company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of KKR, the Investor or any member or members of the Investor, to designate or elect a majority of the Board of Directors (or the board of directors of the resulting entity or its parent company). For purposes of this definition, the term "Unaffiliated Person" means any Person or Group who is not (x) KKR, the Investor or any member of the Investor, (y) an Affiliate of KKR, the Investor or any member of the Investor, or (z) an entity in which KKR, the Investor, or any member of the Investor holds, directly or indirectly, a majority of the economic interests in such entity.

Amendments and Termination

        The Board of Directors may amend, suspend or terminate the Plan, except that no such action, other than an action provided under the Plan, may be taken which would, without stockholder approval, increase the aggregate number of shares of common stock available for grants under the Plan, decrease the price of outstanding grants, change the requirements relating to the Committee, extend the term of the Plan or be materially adverse to all participants with respect to any outstanding grants.

Tax Withholding and Tax Offset Payments

        The Company shall have the right to deduct from any cash payment made under the Plan any minimum federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver shares of common stock or cash under any award where such delivery is a taxable event to the participant that the participant shall pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such minimum withholding taxes.

Tax Consequences

        The following discussion of the United States federal income tax consequences relating to the Plan is based on present United States federal tax laws and regulations and does not purport to be a complete description of the United States federal income tax laws. Participants may also be subject to certain United States state and local taxes and non-United States taxes, which are not described below.

        When a nonqualified stock option is granted at the fair market value of the underlying share on the date the option is granted, there are no income tax consequences for the option holder or the Company. When a nonqualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company is entitled to a deduction equal to the compensation recognized by the option holder, subject to certain limitations under Section 162(m) of the Code, if applicable. Upon a subsequent sale of the shares, the option holder will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option is exercised).

        Certain options that may be granted to U.S. taxpayers under the Plan may constitute "deferred compensation" within the meaning of and subject to a new section of the United States Internal Revenue Code ("Section 409A") covering certain nonqualified deferred compensation arrangements that was introduced by the American Jobs Creation Act of 2004. Options granted under the Plan that have an exercise price that is less than the fair market value of the shares underlying the option on the date of grant may be considered deferred compensation for purposes of Section 409A. In the event that the Plan, or any option granted pursuant to the Plan, does not comply with Section 409A, the option holder could become subject to immediate income taxation on the option, together with an additional 20% tax plus interest thereon. While the Company intends to operate the Plan in a manner that complies with Section 409A (and make conforming amendments to the Plan document in this regard), there can be no assurance that the Plan, or any option granted pursuant to the Plan, will always comply with Section 409A.

        When an incentive stock option is granted, there are no income tax consequences for the option holder or the Company. When an incentive stock option is exercised, the option holder does not recognize income and the Company does not receive a deduction. The option holder, however, must treat the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder disposes of shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder. The Company is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the shares by disposing of the shares before such shares have been held for the holding period described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the shares on the date the incentive stock option was exercised, or, if less, the amount received on the disposition, over (2) the exercise price. The balance of the gain realized by the option holder, if any, will be long term or short term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. The Company is entitled to a deduction equal to the compensation recognized by the option holder.

        When a SAR is granted, there are no income tax consequences for the participant or the Company. When a SAR is exercised, in general, the participant recognizes compensation equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company is entitled to a deduction equal to the amount of the compensation income recognized by the participant, subject to the limits of Section 162(m) of the Code, if applicable.

        When restricted stock is granted, there are no income tax consequences for the participant or the Company. The participant will generally recognize compensation income at the first time such restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares of stock on the date these restrictions lapse. However, pursuant Section 83(b) of the Code, a participant may elect to recognize compensation income when he or she receives an award of restricted stock based on the fair market value of the shares of stock subject to the award on the date of grant. Such election must be made by the participant filing an appropriate form with the Internal Revenue Service within thirty (30) days of the award date. Upon a subsequent disposition of the shares, any amount received in excess of the participant's basis in those shares (i.e., generally, the fair market value of the shares on the date the restricted stock vests, or the award date if a Section 83(b) election was made) will be treated as long or short-term capital gain or loss, depending on whether the shares were held for more than one year. The Company is entitled to a deduction in the same year equal to the amount of the compensation income recognized by the participant, subject to the limits of Section 162(m) of the Code, if applicable.

        When a restricted stock unit is granted, there are no income tax consequences for the participant or the Company. The participant will recognize compensation income when the restricted units are generally converted into shares of stock, and become transferable or not subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares of stock on the date these restrictions lapse. The Company is entitled to a deduction in the same year equal to the amount of the compensation income recognized by the participant, subject to the limits of Section 162(m) of the Code, if applicable.

        The Plan is not qualified under Section 401(a) of the Code.

        Under the Plan, upon the occurrence of a Change in Control, (i) if determined by the Committee in the applicable Grant Agreement or otherwise at the time of the Change in Control, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may, but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair value (as determined in the sole discretion of the Committee), (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, awards shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such awards shall terminate and be of no further force and effect. Under certain circumstances, compensation payments attributable to such Options may be treated as "parachute payments" under the Code, in which case a portion of such payments may be nondeductible to the Company for federal income tax purposes and the recipient may be subject to a 20% excise tax under the Code.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Objectives of the Executive Compensation Program

        The compensation of the Company's executive officers is currently determined by the compensation committee of the Board. Sealy and its subsidiaries seek to attract and retain highly qualified and talented professionals. The marketplace in which Sealy competes is highly competitive. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a dynamic company and delivering superior value and growth.

        In light of these objectives, the compensation committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the company's financial performance as measured against established goals, and individual officer contributions and achievements.

        The primary elements of the company's executive compensation program are:

  (1)
  base salaries,

  (2)
  variable annual cash compensation earned through the Sealy Corporation Bonus Plan (the "Bonus Plan"),

  (3)
  long-term equity compensation through our previous 1998 Stock Option Plan and our current 2004 Stock Option Plan.

        Officer salaries are targeted at the median of competitive market practices, with bonus opportunities structured so that the combined level of salary and bonus received (annual cash compensation) varies with market compensation levels based on the level of performance achievement. If target bonuses are paid, annual cash compensation is expected to approximate the market median. If performance achievements result in earned bonuses at above-target levels, annual cash compensation can be in the market's upper quartile. Salaries and target bonus opportunities for officers also reflect internal equity considerations as well as external market references.

        Sealy was a privately held company until April of 2006. As a private equity portfolio company, Sealy provided its management team, including the named executive officers who were with the company prior to July 2005, with an opportunity to earn a significant amount of compensation based on an allocation of potential equity ownership in the company through stock options. A significant number of stock options were granted at the time of the company's recapitalization in 2004, with additional stock options granted in conjunction with the Initial Public Offering in 2006. Other executives and key employees, including Mr. Ackerman and Mr. Dobbs among the named executive officers, received equity grants upon being hired by the company. During fiscal year 2007, three of the Named Executive Officers received additional equity grants in conjunction with promotions and increased responsibility levels. The committee believes these equity allocations provide significant motivation for management to create and sustain stockholder value.

        The compensation committee intends to continue to emphasize and reward this ownership mentality, although with an approach more consistent with other publicly traded companies. In early 2008, the committee began to transition the company towards an annual systematic equity award granting program within the existing structure of our 2004 Stock Option Plan. Initial grants under this program were intended to improve the motivation and retention value of our long-term incentives and provide competitive equity opportunities relative to our industry segment and general industry as a whole.

        The company believes that executive officers should participate in retirement and benefit programs that are available to all salaried employees, but that supplemental executive benefits and perquisites for executive officers will be minimal if offered at all.

        The compensation committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for the company's executive officers. To aid the compensation committee in setting compensation, our Chief Executive Officer ("CEO") provides recommendations annually to the Compensation Committee regarding the compensation for all executive officers, other than the CEO. Each member of our senior executive management team, in turn, participates in an annual performance review with the CEO and provides input about his or her contributions to our success for the relevant period. The compensation committee reviews the performance of each senior executive officer annually. The CEO participates in such annual performance review with the compensation committee.

        During fiscal year 2007, the compensation committee retained the services of an independent compensation consultant, Watson Wyatt Worldwide, to assist it in the evaluation of key elements of our executive officer compensation programs. Watson Wyatt prepared a report for the committee on market practices that included competitive references for total direct compensation and each element (salary, bonus and annualized long-term incentive values) for each Sealy executive position. The consultant also provided advice to the compensation committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers.

Compensation Benchmarking and Peer Group

        As discussed above, through the information and analysis provided by the compensation consultant, the compensation committee compared base salary and target bonus opportunities for each Sealy officer to our market sector and industry in general. This approach ensures that our compensation remains competitive in our market and relative to our industry peers.

        In evaluating the level of compensation provided to our named executive officers, the compensation committee considered compensation data from a group of peer companies. The compensation committee members determined the peer group companies after reviewing potential candidates identified by the consultant. At the time of the selection, the potential companies all had revenues between $600 million and $3 billion and equity market values between $500 million and $2.5 billion. Sealy's revenues, total assets and employee count were all between the 40th and 60th percentile of the selected peer companies. At the time of the selection, Sealy's EBITDA, operating margin and equity market value approximated or exceeded the 75th percentile of the selected peer companies.

        The peer group consists of 14 companies, all but one of which are classified as Household Durables industry companies by Standard & Poors. Select Comfort Corporation, classified by S&P as a Specialty Retail industry company, was added to the peer group as it is considered to be a direct competitor to Sealy. The other peer group companies were American Greetings, Blyth, Blount International, Ethan Allen Interiors, Furniture Brands International, Interface, Jarden, La-Z-Boy, Simmons Company, Snap-On, Tempur-Pedic International, Tupperware Brands and Yankee Candle.

        In addition to the peer group compensation information, the consultant's report also provided the compensation committee with market pay references derived from recognized executive compensation surveys. The consultant developed market references for each executive officer position in order to gauge the pay of other officers holding similar positions at comparable organizations. For fiscal year 2007, the survey data was derived from executive pay reports published by Watson Wyatt and Mercer HR Consulting. The references reflected data from manufacturing companies or general industry samples with revenues similar to Sealy ($1.7 billion). The specific companies included in these surveys are not identified to the compensation committee.

        The consultant's report concluded that base salaries for Sealy's named executive officers generally were positioned between the median and 75th percentile market references. The CEO's base salary was determined to be below both the survey-based median reference and the proxy peer median. The report found that target bonus opportunities for Sealy's named executive officers generally were positioned below the median references, and this resulted in target total cash compensation (salary plus target bonus) that was also generally below the median. In determining adjustments to salaries and target bonus opportunities for Sealy's named executive officers during fiscal year 2007, the committee took into consideration the consultant's findings in light of the company's objective to position targeted cash compensation for officers at or near the market median.

Elements of the Executive Compensation Program

  Base Salary

        The company's philosophy is to target base salaries at a market median level. Because relevant market data may not be available for every position, each salaried position including those held by the named executive officers is assigned to a pay grade in the company's internal salary structure. The midpoint of each grade is intended to approximate the market median, and grade assignments reflect both available market data as well as internal comparisons to positions with similar levels of responsibility. Grade assignments for officer positions are developed by Sealy management and approved by the committee. Actual salaries paid to officers are determined by the compensation committee with reference to the experience of the officers, the company's past practice and the officers' individual performance.

        After consideration of the market data developed by Watson Wyatt, the salaries for Messrs. Rogers, Ackerman and Hofmann were determined by the committee in December 2006 at the time their promotions or changes in job responsibilities were announced. At that time, Mr. Rogers' salary was increased by 14 percent to $365,000, Mr. Ackerman's salary was increased by 10 percent to $320,000 and Mr. Hofmann's salary was increased by 14 percent to $300,000. These increases were consistent with the company's compensation policy regarding promotional increase percentages.

        In conjunction with the company's annual salary review process for salaried employees, in April 2007, the committee approved an increase to the salary of David McIlquham, our former Chairman, President and CEO, of 3.8% to $700,650 which took effect in September 2007. This percentage increase was equal to the company's salary percentage increase budget of 3.8% for domestic salaried employees. After that increase Mr. McIlquham's salary remained below the median survey-based salary reference and the median peer group salary reference. Mr. McIlquham resigned as a director, Chairman, President and Chief Executive Officer of the Company on March 12, 2008. The compensation committee approved an increase to Mr. Dobbs' salary of 3.0% to $315,000 which took effect in April 2007.

  Variable Annual Cash Compensation

        Our Bonus Plan is a cash-based based short-term performance incentive program. The compensation committee, with input from the executive officers establishes minimum, target and maximum goals for the Bonus Plan based on the financial performance measures selected for that year. For fiscal year 2007 EBITDA and net cash flow were established as the corporate level goals for determining payments under the Bonus Plan. Goals typically correspond with projections contained in our annual budget, which is approved by the Board of Directors at the beginning of the fiscal year. For certain corporate executives, goals are established only at the corporate level. For executives who manage business units or certain functions, goals are established both at the corporate level and at the business unit or functional level.

        Target annual bonuses, expressed as a percentage of base salary, have been established by the compensation committee for each named executive officer based on consideration of job responsibilities and review of external market references. During 2007, after reviewing the consultant's report on market practices, the compensation committee increased the CEO's target bonus opportunity from 60 percent of salary to 70 percent of salary. Based on the April 1, 2007 effective date of this change, Mr. McIlquham's prorated bonus target for fiscal year 2007 was 66.7 percent. Upon their promotions and increased job responsibilities at the beginning of fiscal year 2007, the compensation committee increased the target bonus for Mr. Rogers from 35 percent to 45 percent of salary and the target bonus for Mr. Ackerman from 35 percent to 40 percent of salary. The compensation committee made these changes to more closely align the officers' target bonuses with the market median references as reported by the consultant.

        For corporate level goals in fiscal year 2007, the actual annual bonus is determined by the attainment of each year's pre-established goals, with 70% of the award based upon the attainment of the EBITDA goal and 30% of the 2007 award based upon attainment of the net cash flow goal. The target annual bonus for named executive officers who manage business units or certain functions is equally weighted between corporate and business unit/function goals. There is no guaranteed minimum bonus under the Bonus Plan, and a Bonus Plan participant must be employed at the end of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such fiscal year. Bonuses are paid in a lump sum upon the compensation committee's certification of performance results following the end of the applicable fiscal year. The fiscal year 2007 Bonus Plan corporate performance goals and actual results as applicable to our named executive officers were as follows:

2007 Bonus Plan Achievement for Mr. McIlquham* and Mr. Ackerman
(All $ in millions, except Achieved Bonus)

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	70%	$212.6	—
Corporate Net Cash Flow	$223.0	$239.8	$256.6	30%	$178.9	—

2007 Bonus Plan Achievement for Mr. Rogers

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	35%	$212.6	—
Corporate Net Cash Flow	$223.0	$239.8	$256.6	15%	$178.9	—
NA EBITDA	$280.9	$302.0	$323.2	40%	$223.3	—
NA Operations(1)	0%	100%	200%	10%	156.9%	$26,106

2007 Bonus Plan Achievement for Mr. Hofmann

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	35%	$212.6	—
Corporate Net Cash Flow	$223.0	$239.8	$256.6	15%	$178.9	—
NA EBITDA	$280.9	$302.0	$323.2	40%	$223.3	—
NA Operations(1)	0%	100%	200%	40%	156.9%	$66,756

*
Mr. McIlquham resigned as a Director, Chairman, President and CEO on March 12, 2008.

 2007 Bonus Plan Achievement for Mr. Dobbs

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	35%	$212.6	—
Corporate Net Cash Flow	$223.0	$239.8	$256.6	15%	$178.9	—
Marketing IMO(2)	$639.9	$688.1	$736.2	50%	$640.0	$109

(1)
The performance of the company's North American manufacturing plants ("NA Operations") is determined by measuring actual achievement against several established measurements with various assigned weightings. Different measurements are used for bedding, components and latex plants as well as for bedding plants in Canada, Mexico and Puerto Rico. Measurements include labor cost per unit produced, scrap percentage to standard material cost, distribution cost per unit sold, fixed manufacturing spend, inventory days on hand, cost of quality per unit and two safety metrics—frequency and severity. Individual goals are set for each plant. The overall achievement for NA Operations is calculated as a percentage of target and is a weighted average of the individual manufacturing plants' percentage achievement for the Company's U.S. bedding plants, components plants, latex plant and Canadian, Mexican and Puerto Rican bedding plants.

(2)
"Marketing IMO" means, Marketing Income from Operations which is defined as Domestic Bedding Gross Margin less Marketing Departmental Expenses.

        Because the minimum goals relating to the corporate performance metrics were not achieved during fiscal year 2007, no payments were generated to named executive officers under the Bonus Plan pursuant to results in these areas. Partial bonus payments were generated for Messrs. Hofmann, Dobbs and Rogers based on business unit results in applicable areas exceeding the minimum goals.

        In May 2007 the company reorganized its domestic sales force and realigned its operating regions. To ensure focus on implementation and execution of business objectives, the compensation committee approved a discretionary bonus guaranty of up to two thirds of the second half fiscal year 2007 bonus targets for certain affected domestic units, if certain business and individual performance goals were achieved. Following determination of payments under the Bonus Plan for fiscal year 2007, the compensation committee decided to award discretionary bonuses to various employees including the named executive officers. The compensation committee for fiscal year 2007 awarded the following discretionary bonus amounts to the named executive officers:

  Named Executive Officers Discretionary Bonus Payments for Fiscal 2007

Mr. McIlquham	$151,503
Mr. Rogers	$45,024
Mr. Ackerman	$42,472
Mr. Hofmann	$17,392
Mr. Dobbs	$50,609

  Long-term Equity Compensation

        As discussed above, the company's historical equity grant allocations have been based on significant events and were not considered as part of the annual compensation process. During fiscal year 2007, the only equity grants to named executive officers were made in conjunction with their promotions or announced changes in responsibilities. In determining the grants made in fiscal year 2007 to Messrs. Rogers, Ackerman and Hofmann, the compensation committee reviewed market information on annual grant values in general industry as compiled by Watson Wyatt. The compensation committee also reviewed the overall equity positions and grant history for each of the three officers being considered for grants as well as those of other executive officers. The grants of stock options made to these officers were determined by the compensation committee after consideration of this information.

        Consistent with previous equity grants made by the company, the fiscal year 2007 stock option grants to these officers consisted of both "time options" and "performance options." The "time options" vest and become exercisable ratably on a monthly basis over the 36-month period from the date of grant. The "performance options" vest on the eighth anniversary of grant, but can become exercisable at the end of fiscal year 2007 if Sealy achieves $294 million in management EBITDA in fiscal year 2008.

        The 2004 Stock Option Plan specifies that the exercise price for stock options shall be no less than the fair market value of the stock on the date of grant. At the time these grants to the named executive officers were approved by the compensation committee, the Plan defined fair market value as the average closing price of the company's stock on the five trading days prior to the grant date. As such, the exercise price for the options granted on December 22, 2006 to Messrs. Rogers, Ackerman and Hofmann was established at $14.99 (the average closing price for the five trading days ending on and including December 22, 2006), even though the closing stock price on that day was $14.92. In July of 2007, the 2004 Stock Option Plan was amended so that fair market value of the stock is now defined as the closing price on the date of grant.

  Executive Benefits and Perquisites

        The Sealy Benefit Equalization Plan was established to provide a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on qualified benefit plans. The Benefit Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including the named executive officers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the qualified Profit Sharing Plan. No voluntary deferrals currently may be made to the Benefit Equalization Plan.

        Sealy generally does not provide other supplemental benefits or perquisites to its executives. Our executives do not have company cars or car allowances, club memberships or financial planning allowances. Health care, disability and life insurance benefits for Sealy executives are the same as those provided to all active salaried employees.

  Employment Agreements

        Each of our named executive officers has an employment agreement with a perpetual one-year term, except for Mr. McIlquham, whose agreement had a perpetual two-year term and Mr. Rogers, who has a two year employment agreement that provides for two years of severance benefits. The employment agreements specify minimum salaries and annual bonus opportunities. For purposes of the employment agreements the following result in "Cause" or "Good Reason" for terminating an employment agreement:

        "Cause" exists if the employee:

  •
  Commits a felony;

  •
  Materially breaches or defaults on the employment agreement; or

  •
  Either grossly negligently or willfully causes material economic harm to Sealy or materially adversely effects Sealy's operations, property or business.

        "Good Reason" exists if any of the following occurs:

  •
  Reduction in the employee's salary;

  •
  Material reduction in the employee's position, authority or office;

  •
  Material reduction in the employee's responsibilities or duties;

  •
  Material adverse change in the employee's benefits;

  •
  Requiring a relocation of more than 25 miles;

  •
  Material breach of the employment agreement by Sealy; and

  •
  If a purchaser of substantially all of Sealy's assets does not assume the employment agreement.

        The timing and benefits provided by the employment agreement differ based on the reason for the termination as follows:

  •
  Termination by Sealy for "Cause" or upon employee's death or permanent disability or termination

  •
  Immediate termination

  •
  No benefit under employment agreement

  •
  Resignation "Without Good Reason"

  •
  Thirty days notice of resignation

  •
  No benefit under employment agreement

  •
  Termination as a result of death or permanent disability

  •
  No benefit under employment agreement

  •
  Resignation by the employee for "Good Reason"

  •
  Immediately upon Notice

  •
  Benefits under employment agreement

  •
  Termination by Sealy "Without Cause"

  •
  Thirty days notice of termination

  •
  Benefits under employment agreement

        In the event of a resignation for "Good Reason" or a termination "Without Cause" involving an employee with an employment agreement, the employee will be entitled for one year thereafter (two years in the case of Mr. McIlquham) to:

  •
  Continue to receive his annual base salary (at the highest rate in effect during the past year);

  •
  Participate in our annual bonus plan;

  •
  Receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment; and

  •
  Receive up to one year of outplacement services from a nationally recognized executive outplacement firm.

        If at any time our Executive Severance Benefit Plan (described below) would provide better cash severance benefits to the employee than the foregoing severance provisions, the employee may elect to receive such better cash severance benefits in lieu thereof, while continuing to receive any other benefits available under the agreement. These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements.

  Severance

        Effective December 1, 1992, we established the Sealy Executive Severance Benefit Plan, or the Executive Severance Plan, for employees in certain salary grades. Benefit eligibility includes, with certain exceptions, termination as a result of a permanent reduction in work force or the closing of a plant or other facility, termination for inadequate job performance, termination of employment by the participant following a reduction in base compensation, reduction in salary grade which would result in the reduction in potential plan benefits or involuntary transfer to another location. Benefits include cash severance payments calculated using various multipliers varying by salary grade, subject to specified minimums and maximums depending on such salary grades. Such cash severance payments are made in equal semi-monthly installments calculated in accordance with the Executive Severance Plan until paid in full. Certain executive-level officers would be entitled to a minimum of one-year's salary and a maximum of two-year's salary under the Executive Severance Plan. However, if a participant becomes employed prior to completion of the payment of benefits, such semi-monthly installments shall be reduced by the participant's base compensation for the corresponding period from the participant's new employer. Participants receiving cash severance payments under the Executive Severance Plan also would receive six months of contributory health and dental coverage and six months of group term life insurance coverage.

        We currently follow the terminal accrual approach to accounting for severance benefits under the Executive Severance Plan and record the estimated cost of these benefits as expense at the date of the event giving rise to payment of the benefits.

Impact of Tax, Accounting and Regulatory Considerations on Compensation Programs

        Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m) disallows a deduction to the extent certain non-performance based compensation over $1 million is paid to the chief executive officer or any of the four other most highly compensated executive officers. Sealy believes its Bonus Plan is exempt from Section 162(m) until its 2010 annual stockholder's meeting under relief provided to companies that become publicly held in connection with an initial public offering. In addition, Sealy believes the Bonus Plan satisfies the requirements for exemption under Internal Revenue Code Section 162(m) as a performance based plan.

        To maintain flexibility in compensating executive officers in a manner consistent with its goals, the compensation committee has not adopted a policy that all compensation must be deductible. The discretionary bonus payments made to Named Executive Officers during 2007 were made even though such payments do not qualify as "performance based compensation" under Section 162(m). The compensation committee will continue to monitor this issue.

        As described above, the company amended its 2004 Stock Option Plan to modify the determination of fair market value of the stock for purposes of establishing the exercise price of option grants. Although the use of a multi-day average stock price was consistent with tax-related requirements and did not have a material impact on the accounting expense related to such grants, the change was made to conform to typical practices of other publicly traded companies. Also, the modification to the Plan was made in recognition of the new proxy disclosure requirements regarding the grant of stock options with an exercise price that differed from the closing stock price on the date of grant.

 Executive Compensation Tables and Supporting Information
Summary Compensation Table

        The following table summarizes the compensation for the 2007 fiscal year of the company's former Chairman, President & Chief Executive Officer, David J. McIlquham; the company's President & Chief Executive Officer, Lawrence J. Rogers; company's Chief Financial Officer, Jeffrey C. Ackerman; and the next three most highly compensated executive officers who were serving at the end of the company's 2007 fiscal year. These individuals are referred to in this information statement as the "named executive officers".

Officer Name & Position	Fiscal Year	Salary	Bonus ($)(1)		Stock Awards ($)	Option Awards ($)(2)	Non-stock Incentive Plan Comp. ($)	Change in Pension Value and NQDC Earnings	All Other Compensation(3)	Total Compensation
David J. McIlquham Former Chairman, President & CEO(4)	2007	$681,413	$151,503		—	$320,182	—	—		$1,173,596
Lawrence J. Rogers CEO and President(4)	2007	$363,296	$57,024	(5)	—	$424,597	$26,106	—	$19,521	$890,544
Jeffrey C. Ackerman Executive VP & CFO	2007	$318,864	$42,472		—	$567,937	—	—	$18,004	$947,277
G. Michael Hofmann Executive VP Operations North America	2007	$298,562	$17,392		—	$64,755	$66,756	—	$16,860	$464,325
Philip R. Dobbs Senior VP Marketing	2007	$311,732	$50,609		—	$9,281	$109	—	$17,596	$389,327

(1)
In May 2007 the company reorganized its domestic sales force and its operating regions. To insure focus on implementation and execution of business objectives, the compensation committee approved a discretionary bonus payment of up to two-thirds of second half fiscal year 2007 targets for affected domestic units.

(2)
Expense recognition under FAS 123R for financial statement reporting purposes for fiscal year 2007 for all stock option awards that vested during fiscal year 2007 or were unvested as of fiscal year-end 2007. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended December 2, 2007.

(3)
For each individual the amount includes an $11,000 company contribution under the Sealy Profit Sharing Plan, the company's contribution under the Sealy Executive Benefit Equalization Plan, and the company paid premiums for company provided life and disability insurance coverage for the individual.

(4)
Mr. McIlquham resigned as a Director, Chairman, President and CEO on March 12, 2008. Mr. Rogers was named Interim CEO on March 13, 2008 and CEO and President on July 23, 2008. Mr. Rogers did not serve as CEO during fiscal year 2007.

(5)
Includes $12,000 Chairman's Award made during fiscal year 2007. The Company's Chairman's Award Program is intended to recognize employees whose efforts significantly exceed the normal requirements of their position.

 Grant Plan-Based Awards in Fiscal 2007 Table

        The following table sets forth certain information regarding awards for fiscal year 2007 under the Company's Bonus Plan and 2004 Stock Option Plan. These plans are described more fully under "Compensation Discussion and Analysis" above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Officer Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards(1) ($/Share)	Closing Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
David J. McIlquham	3/14/07	$0	$454,514	$909,028
Lawrence J. Rogers	3/14/07	$0	$163,268	$326,536
	12/22/06								97,482	$14.99	$14.92	$505,932
	12/22/06								129,020	$14.99	$14.92	$670,904
Jeffrey C. Ackerman	3/14/07	$0	$127,418	$254,836
	12/22/06								65,848	$14.99	$14.92	$341,751
	12/22/06								87,153	$14.99	$14.92	$453,196
G. Michael Hofmann	3/14/07	$0	$104,355	$208,710
	12/22/06								8,571	$14.99	$14.92	$41,055
	12/22/06								11,429	$14.99	$14.92	$54,974
Philip R. Dobbs	3/14/07	$0	$109,092	$218,184

(1)
In accordance with the Sealy 2004 Stock Option Plan at the time of the grant, the option's exercise price was the average closing prices of the five preceding trading days.

(2)
Based on FAS 123R Fair Value at the time of grant. The basis and assumptions for valuing these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended December 2, 2007.

 Outstanding Equity Awards at 2007 Fiscal Year End Table

        The following table reflects outstanding vested and unvested stock options held by the named executive officers as of the end of fiscal year 2007. The table also reflects the fact that the named executive officers held no restricted stock as of the end of fiscal year 2007.

	Option Awards						Stock Awards
Officer Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have Not Yet Vested ($)	Market Value of Shares of Units That Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have not Yet Vested (#)
David J. McIlquham	83,884	0		0	$0.20	4/6/2014
	530,495	0		0	$0.95	4/6/2014
	212,198	0		0	$1.58	4/6/2014
	367,648	0		0	$1.90	4/6/2014
	1,079,618	426,882	(2)	0	$5.79	7/20/2014
	1,186,243	790,830	(3)	0	$5.79	7/20/2014
	88,283	190,507	(4)	0	$16.00	4/6/2016
	27,955	60,325	(4)	0	$16.55	4/19/2016
	18,392	39,692	(2)	0	$16.55	7/18/2016
Lawrence J. Rogers	149,132	0		0	$0.20	4/6/2014
	112,329	74,887	(3)	0	$5.79	7/20/2014
	115,020	45,479	(2)	0	$5.79	7/20/2014
	10,044	21,676	(4)	0	$16.00	4/6/2016
	3,180	6,864	(4)	0	$16.55	4/19/2016
	2,092	4,517	(2)	0	$16.55	7/18/2016
	39,422	89,598	(5)	0	$14.99	12/22/2016
	0	97,482	(6)	0	$14.99	12/22/2016
Jeffrey C. Ackerman	8,606	0		0	$16.00	4/6/2016
	37,095	74,192	(7)	0	$16.00	4/6/2016
	29,615	64,616	(3)	0	$16.00	4/6/2016
	12,694	12,696	(8)	0	$16.00	4/27/2016
	1,440	3,960	(4)	0	$12.62	7/18/2016
	26,630	60,523	(5)	0	$14.99	12/22/2016
	0	65,848	(6)	0	$14.99	12/22/2016
G. Michael Hofmann	153,287	0		0	$1.90	4/6/2014
	73,084	28,898	(2)	0	$5.79	7/20/2014
	100,515	67,011	(3)	0	$5.79	7/20/2014
	8,587	18,532	(4)	0	$16.00	4/6/2016
	2,719	5,869	(4)	0	$16.55	4/19/2016
	1,789	3,861	(2)	0	$16.55	7/18/2016
	0	8,571	(6)	0	$14.99	12/22/2016
	3,492	7,937	(5)	0	$14.99	12/22/2016
Philip R. Dobbs	71,019	66,438	(4)	0	$8.23	4/6/2015
	69,978	84,966	(3)	0	$8.23	4/6/2015
	2,283	4,928	(4)	0	$16.00	4/6/2016
	723	1,561	(4)	0	$16.55	4/19/2016
	475	1,027	(2)	0	$16.55	7/18/2016

(1)
All options set forth in this table have a grant date that is ten years prior to the referenced expiration date.

(2)
Options vested 5% on date of grant; remainder vest ratably over 57 months.

(3)
Options vest on eighth anniversary of the grant; however, vesting is accelerated if the company achieves management EBITDA of $258 million in fiscal year 2008.

(4)
Options vest ratably on a monthly basis over 60 months from grant date.

(5)
Options vest ratably on a monthly basis over 36 months from grant date.

(6)
Options vest on eighth anniversary of the grant; however vesting is accelerated if the company achieves management EBITDA of $294 million in fiscal year 2008.

(7)
Options vest ratably on a monthly basis over 57 months from grant date.

(8)
Options vested 25% on grant date: remainder vest ratably on a monthly basis over 57 months from grant date.

Option Exercises and Stock Vested in Fiscal Year 2007 Table

        The following table reflects information regarding stock option exercises by the named executive officers during fiscal year 2007 (only Mr. McIlquham exercised options in fiscal year 2007), and the fact that the named executive officers have no restricted stock awards.

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value of Shares Acquired Upon Vesting ($)
David J. McIlquham	10,000	$126,900	0	0

Pension Benefits Table

        No table is included for defined benefit pension or similar plans, since none of the named executives are covered by such a plan.

Nonqualified Deferred Compensation for Fiscal Year 2007 Table

        The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans. The applicable plan is the Sealy Benefit Equalization Plan, which is more fully described under "Executive Benefits and Perquisites" above.

Name	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
David J. McIlquham	$0	$6,300	$3,971	$0	$83,699
Lawrence J. Rogers	$0	$6,300	$2,917	$0	$65,807
Jeffrey C. Ackerman	$0	$0	$0	$0	$0
G. Michael Hofmann	$0	$2,809	$965	$0	$10,693
Philip R. Dobbs	$0	$5,405	$98	$0	$7,603

(1)
Represents Registrant Contribution for the 2006 Plan Year allocated to executive's accounts in fiscal year 2007.

 Potential Payments upon Termination or Change in Control

         Termination Without Cause or Resignation For Good Reason.    The following table provides the value of the benefits each of the named executives would have received if their employment had been terminated on the last day of fiscal year 2007 and such termination was either a termination by Sealy "Without Cause" or a resignation by the employee "For Good Reason". The actual amount of termination benefits can only be determined at the time of the executive's separation from Sealy. All of the arrangements in this section are further described under "Employment Agreements" above.

        Further, the compensation committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

	Termination Without Cause Or Resignation For Good Reason
	McIlquham	Rogers	Ackerman	Hofmann	Dobbs
Salary Continuation	$1,401,300	$365,000	$320,000	$300,000	$315,583
Bonus	$980,910	$164,250	$128,000	$105,000	$110,454
TOTAL CASH	$2,382,210	$529,250	$448,000	$405,000	$426,037
Health Coverage	$10,080	$5,040	$5,040	$5,040	$5,040
Life Insurance	$4,320	$1,184	$1,037	$972	$1,024
Disability Insurance	$2,176	$1,088	$1,024	$960	$1,010
Outplacement	$14,000	$14,000	$14,000	$8,500	$8,500
Earned Vacation	$0	$9,827	$16,000	$8,077	$8,496
TOTAL BENEFITS	$30,576	$31,129	$37,101	$23,549	$24,070
TOTAL	$2,412,786	$560,389	$485,101	$428,549	$450,107

         Termination Resulting from Death or Permanent Disability.    In the event of a termination of an employee's employment by reason of death or Permanent Disability, all the employee's unvested Sealy stock options will become immediately exercisable. The following table quantifies for each of the named executives the value of his unvested options that would have vested if his employment had terminated on the last day of fiscal year 2007 as a result of his death or permanent disability. These amounts are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2007.

	Termination Resulting From Death Or Permanent Disability
	McIlquham	Rogers	Ackerman	Hofmann	Dobbs
Value of Accelerated Options	$16,427,493	$1,648,280	$605	$1,258,693	$678,195

         Change in Control Benefits.    Under Sealy's stock option grant agreements, upon a change in control at Sealy, all unvested time based stock options will fully vest and unvested performance based options will fully vest if certain Sealy performance targets have been achieved by Sealy or certain predetermined levels of return have been achieved by KKR, Sealy's major shareholder. Those option agreements define a change of control of Sealy as (1) a sale resulting in more than 50% of the voting stock of Sealy being held by a person or group that does not include KKR or its affiliates; (2) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR (an "Unaffiliated Entity"); or (3) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The following table quantifies for each of the named executives the value of his unvested options that would have vested if such a change in control had occurred on the last day of fiscal year 2007. These amounts are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2007. This table also assumes that KKR's level of return required for the performance options to fully vest the performance options. If that return is not achieved, the benefit for accelerated vesting of performance options would be zero for each of the named executive officers.

	Benefits Triggered By Change Of Control
	McIlquham	Rogers	Ackerman	Hofmann	Dobbs
Value of Time Options Accelerated	$7,827,231	$833,895	$605	$529,859	$341,601
Value of Performance Options Accelerated	$8,600,262	$814,380	$0	$728,734	$341,601
Value of All Options Accelerated	$16,427,493	$1,648,280	$605	$1,258,693	$678,195

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides information, as of October 31, 2008, regarding the beneficial ownership of our common stock (only one class of which was outstanding) for the following individuals, groups and entities:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  our chief executive officer, chief financial officer and our two other named executive officers currently with the company, but it does not include our former chief executive officer or former chief financial officer, since we do not have information as of October 31, 2008 for them;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the shares of common stock outstanding as of October 31, 2008. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.

        Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

Name of Beneficial Owner	Beneficial Ownership of Common Shares	Options Exercisable within 60 days(1)	Percent of Class
5% Stockholder
KKR Millenium GP LLC(2)	46,625,921	—	50.8%
Marc C. Cohodes(3)	8,921,251	—	9.7%
Farallon Capital Management LLC(4)	6,338,850	—	6.9%
Directors and Executive Officers
Brian F. Carroll(2)(5)	46,625,921	—	50.8%
James W. Johnston(5)	5,198	—	*
Gary E. Morin	5,000	—	*
Dean B. Nelson(5)	—	—	*
Paul Norris(5)	—	—	*
Richard Roedel(5)	—	—	*
Scott M. Stuart(5)	—	—	*
Jeffrey C. Ackerman	7,250	188,446	*
Philip Dobbs	16,493	179,768	*
G. Michael Hofmann	13,643	384,916	*
Lawrence J. Rogers	7,244	533,689	*
All directors and executive officers as a group (13 persons)(6)	46,704,937	2,217,663	52.0%

*
Less than 1%.

(1)
Shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of October 31, 2008.

(2)
Shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock owned of record by KKR Millennium Fund L.P., through its investment vehicle, Sealy Holding LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Jacques Garaialde, Michael M. Calbert and Scott C. Nuttall, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Carroll is a director of Sealy Corporation and a member of KKR. He disclaims beneficial ownership of any Sealy Corporation shares beneficially owned by KKR. For a description of material relationships between KKR and us, see "Certain Relationships and Related Party Transactions." The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13G/A filed February 12, 2008 by this beneficial owner, shares shown as beneficially owned by Marc C. Cohodes reflect shares of common stock owned of record by Copper River Partners, L.P., a New York limited partnership ("Copper River"), and the other investment funds and accounts over which Marc C. Cohodes holds investment control and voting control with respect to their investments (collectively the "Funds"). Mr. Cohodes by virtue of his position as (i) a managing partner of Copper River and (ii) the managing member of Copper River Management, L.L.C., the investment advisor to the Funds, possesses the sole power to vote and the sole power to direct the disposition of all 5,685,600 of these shares. The address of Marc C. Cohodes, as well as each entity and individual above is c/o Copper River Management, L.L.C., 374 Millburn Avenue, Suite 205E, Millburn, New Jersey 07041

(4)
Based solely on a Schedule 13G/A filed January 24, 2008 filed by this beneficial owner, shares shown as beneficially owned by Farallon Capital Management L.L.C., a Delaware limited liability company reflect shares of common stock owned by it; Farallon Partners, L.L.C., a Delaware limited liability company, with respect to other investment funds over which Farallon Partners, L.L.C. is the general partner; and the following persons who are managing members of both Farallon Capital Management L.L.C. and Farallon Partners, L.L.C.: Chun R. Ding, William F. Duhamel, Richard B. Freed, Monica R. Landry, Douglas M. Macmahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer, and Mark C. Wehrly. The address of Farallon Capital Management L.L.C., as well as each entity and individual above is c/o Farallon Capital Management L.L.C. One Maritime Plaza San Francisco, California 94111.

(5)
Sealy non-employee directors hold a total of 118,974 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the Company's election in Sealy shares or the then cash equivalent thereof. As of October 31, 2008 the following directors held the indicated number of Sealy share units: Mr. Carroll—24,200, Mr. Johnston—17,597, Mr. Nelson—21,515, Mr. Norris—14,279, Mr. Roedel—19184, and Mr. Stuart—22,199.

(6)
Sealy's executive officers as of October 31, 2008 consisted of Messrs. Rogers, Ackerman, Hofmann, Bachicha, Dobbs, and Walker.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the SEC and to furnish us with copies of the reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our fiscal year ended December 2, 2007, the only person who was either one of our directors or officers who beneficially owned more than 10% of our common stock who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during our fiscal year ended December 2, 2008 was Mr. Claypool who was late in filing one Form 4 relating to one stock option exercise for 2,094 shares and the transfer of those shares to his family limited partnership. Mr. Claypool resigned as an employee and officer of the Company on October 15, 2008. For the current fiscal year through November 17, 2008 Forms 4 filed in August 2008 by Messrs. Walker, Claypool, Ackerman, Bachicha, Dobbs and Hoffman relating to stock option grants in March 2008 were not filed in a timely manner.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Stockholders Agreements

  With Rollover Stockholders

        In connection with the Recapitalization, we entered into a stockholders agreement with KKR and the Rollover Stockholders that governs the terms and conditions upon which the Rollover Stockholders may transfer their shares of common stock, in addition to other shareholding matters. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2006, those agreements terminated except for certain piggy-back rights.

        Under the stockholders agreement, until April 7, 2009 any proposed transfers of Sealy's common stock by a Rollover Stockholder (other than those to affiliates or effected pursuant to the "tag-along" or "drag-along" rights discussed below) were subject to a right of first refusal by KKR. If we were to sell or issue to KKR or its affiliates shares of common stock, securities convertible into or exchangeable for common stock, options, warrants or other rights to acquire common stock, the Rollover Stockholders would be allowed to participate on a proportionate basis.

        The stockholders agreement granted to the Rollover Stockholders "tag-along" rights, and to KKR, "drag-along" rights, in each case in connection with transfers by KKR of its shares of our common stock. In connection with such transfers, a Rollover Stockholder could sell concurrently with KKR, upon notice to KKR and on terms no less favorable than those granted to KKR, a certain number of shares calculated based upon the amount of shares proposed to be sold by KKR and the percentage of shares held by such Rollover Stockholder relative to the total number of shares held by the Rollover Stockholders, KKR and other persons entitled to "tag-along" rights in such transfer, collectively. Similarly, in the event KKR decided to transfer more than 50% of its shares to a non-affiliate, the Rollover Stockholders would have been required to sell, on the same terms and conditions as KKR, a proportionate number of shares held by them.

        Under the stockholders agreement, the Rollover Stockholders were also granted "piggyback" registration rights in connection with registered resales by KKR of our common stock. Certain minority investors transferred shares of our stock to members of such minority investors who agreed, pursuant to a joinder agreement executed in September 2004, to be bound by the terms of the stockholders agreement.

  With Institutional Investors

        In connection with our issuance and sale of PIK notes and common stock to institutional investors on July 16, 2004, we entered into a Stockholders Agreement with KKR and The Northwestern Mutual Life Insurance Company, Teachers Insurance and Annuity Association of America and Sealy Paterson LLC, which we refer to collectively as the Minority Investors. Under this agreement, the Minority Investors were granted certain "tag-along" and "drag-along" rights with respect to private sales of our shares by KKR. The Minority Investors were also granted "piggyback" registration rights with respect to any proposed public offering of our shares that includes shares held by KKR. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2006, those agreements also terminated except for certain piggy-back rights.

Registration Rights Agreement

        In connection with the Sealy's April 6, 2004 recapitalization, we entered into a registration rights agreement with Sealy Holding LLC, a KKR controlled entity, pursuant to which KKR (through Sealy Holding LLC, and KKR's transferees, to the extent they agree to be bound by the agreement) will have the right to register its shares for sale with the SEC along with us in the event that we register common stock for sale to the public. In addition, the agreement also provides KKR with an unlimited number of demand registration rights at any time upon written request, subject to certain limitations. We are required to pay registration expenses in the event we register shares of common stock for sale to the public and in connection with the first six registrations undertaken pursuant to KKR's demand registration rights. To the extent any other holders of Class A common stock are granted registration rights more favorable than those of KKR under the agreement, the agreement will be deemed automatically amended to provide that KKR is granted similar rights.

Management Stockholder's Agreement

        In connection with Sealy's April 6, 2004 recapitalization, we allowed certain members of management (each, a "Member") to rollover options granted under its pre-existing stock option plan. Concurrently with the rollover, each Member entered into a management stockholder's agreement and sale participation agreement (discussed below) which together allow for the issuance of new options under our 2004 stock option plan and set forth the restrictions and rights with respect to the transfer and sale of the Members' options and underlying shares. In entering into the management stockholder's agreement, each Member agreed to be bound by certain non-compete provisions during his or her employment and for eighteen months thereafter. Under the management stockholder's agreement, Members may not, absent a change of control, transfer any shares of common stock until April 7, 2009, except for the following:

  •
  certain transfers permitted upon the death or disability of the Member or upon termination of his or her employment;

  •
  sales pursuant to an effective registration statement where the Member has exercised its "piggyback" registration rights granted under the management stockholder's agreement; and

  •
  "tag-along" or "drag-along" transfers completed pursuant to the sale participation agreement.

During 2006 Sealy's board of director established a policy to allow certain terminated employees to sell in the public market Sealy shares that the ex-employee receives from exercising rollover options. The number of shares that may be so sold are limited to an amount sufficient to pay the exercise cost and taxes on the ex-employee's exercise of rollover options.

Sale Participation Agreement

        KKR (through Sealy Holding LLC) has entered into a sale participation agreement with each Member of management electing rollover options in connection with Sealy's April 6, 2004 recapitalization. The sale participation agreement grants to the Member or its estate or trust the right to participate in any sale for cash or other consideration of shares of common stock by KKR occurring prior April 7, 2009 of our common stock. The Member or its estate or trust will be able to sell the maximum number of shares of common stock owned by such stockholder or which can be acquired under exercisable options that is proportional to the number of shares being sold by KKR in relation to the number of shares it then owns. Similarly, in the event of a proposed sale of common stock by KKR, KKR may require the Member or its estate or trust to sell in such transaction up to the number of shares described above.

Transactions with KKR

        In connection with the Recapitalization, Sealy Mattress Company entered into a management services agreement with KKR pursuant to which KKR provides certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received a transaction fee of $25 million upon the closing of the Recapitalization and the right to receive an advisory fee of $2 million payable annually, such amount to increase by 5% per year. In fiscal 2005, we paid KKR approximately $2.1 million in advisory fees (exclusive of the $25 million transaction fee). In fiscal year 2006 we did not pay any advisory fees to KKR but in April 2006, KKR and Sealy Mattress Company terminated the management services agreement for an aggregate consideration to KKR of $11.0 million. Under this agreement we were required to indemnify KKR and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement. We believe that the terms of the management services agreement were no less favorable to Sealy Mattress Company than those that Sealy Mattress Company could have obtained from unaffiliated third parties.

        During fiscal year 2007 Sealy paid premiums of $130,000 for excess directors and officers liability insurance and excess liability insurance to KKR.

Transactions with Capstone

        For the fiscal year ended November 27, 2005 we incurred costs of $1.4 million for consulting services provided by Capstone Consulting LLC. These services were related to various strategic, sales, finance and marketing initiatives. The chief executive officer of Capstone Consulting LLC, Dean B. Nelson, also serves on our board of directors. The ongoing provision to us of consulting services by Capstone remains at our discretion. We believe that the terms of these arrangements to date have been no less favorable to us than those that we could have obtained from unaffiliated third parties. For the fiscal years ended November 26, 2006 and December 2, 2007, we incurred no costs for consulting services from Capstone Consulting LLC.

OTHER MATTERS

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" shareholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the proxy statement, information statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

        We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.sealy.com) and click on "Investor Relations" under the "About Sealy" heading. Copies of our Annual Report on Form 10-K for the year ended December 2, 2007, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

********************

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

                      By order of the board of directors
                      Kenneth L. Walker
                      Senior Vice President, General
                      Counsel & Secretary

November 25, 2008
Trinity, North Carolina

 APPENDIX A

AMENDED AND RESTATED EQUITY PLAN
FOR KEY EMPLOYEES OF
SEALY CORPORATION AND ITS SUBSIDIARIES

1.    Purpose of Plan

        This Amended and Restated Equity Plan for Key Employees of Sealy Corporation and Its Subsidiaries (the "Plan") is designed:

        (a)   to amend and restate, in its entirety, the 2004 Stock Option Plan for Key Employees of Sealy Corporation and Its Subsidiaries, dated as of April 6, 2004.

        (b)   to promote the long term financial interests and growth of Sealy Corporation (the "Company") and its Subsidiaries by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company's business;

        (c)   to motivate management personnel by means of growth-related incentives to achieve long range goals; and

        (d)   to further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company.

2.    Definitions

        The following capitalized terms used in the Plan have the respective meaning set forth in this Section:

        (a)   "Affiliate" of any Person means with respect to any Person, any entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person.

        (b)   "Award" means Stock Option, Stock Appreciation Right, Dividend Equivalent Rights or Other Stock-Based Award pursuant to the Plan.

        (c)   "Board" means the board of directors of the Company.

        (d)   "Change in Control" means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting stock of the Company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of KKR, the Investor or any member or members of the Investor, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). For purposes of this definition, the term "Unaffiliated Person" means any Person or Group who is not (x) KKR, the Investor or any member of the Investor, (y) an Affiliate of KKR, the Investor or any member of the Investor, or (z) an entity in which KKR, the Investor, or any member of the Investor holds, directly or indirectly, a majority of the economic interests in such entity.

        (e)   "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

        (f)    "Committee" means the Human Resources Committee of the Board (or any sub-committee thereof meeting the requirements of Section 162(m) of the Code, to the extent the Company desires to make grants to "covered employees" as defined in Section 162(m) of the Code).

        (g)   "Common Stock" or "Share" means the Class A common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

        (h)   "Employee" means a person, including an officer, in the regular employment of the Company or one of its Subsidiaries who, in the opinion of the Committee, is, or is expected to have involvement in the management, growth or protection of some part or all of the business of the Company.

        (i)    "Employment" refers to (i) a Participant's employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant's services as a consultant, if the Participant is consultant to the Company or its Affiliates and (iii) a Participant's services as an non-employee director, if the Participant is a non-employee member of the Board.

        (j)    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto.

        (k)   "Fair Market Value" means the price per share of Common Stock (i) if there is a public market for the Shares on such date, the closing trading price of the Shares on such stock exchange on which the Shares are principally trading on the applicable date, or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) if there is no public market for the Shares on such date, the fair market value of the Shares as determined in the good faith discretion of the Board.

        (l)    "Grant" means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Dividend Equivalent Right or Other Stock-Based Awards (as such terms are defined in Section 5), or any combination of the foregoing.

        (m)  "Grant Agreement" means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

        (n)   "Group" means "group," as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

        (o)   "Investor" means Sealy Holding LLC.

        (p)   "KKR" shall mean the KKR Millennium Fund L.P.

        (q)   "Participant" means an Employee, non-employee member of the Board, consultant or other person having a relationship with the Company or one of its Subsidiaries, to whom one or more Grants have been made and remain outstanding.

        (r)   "Person" means "person," as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

        (s)   "Subsidiary" means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.    Administration of Plan

        (a)   The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan.

        (b)   The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan subject to the limits of applicable law and such other conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

        (c)   The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation.

4.    Eligibility

        The Committee may from time to time make Grants under the Plan to such Employees, or other persons having a relationship with Company or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, that such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination of employment, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a Change in Control of the Company.

5.    Grants

        From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee's sole discretion:

        (a)    Stock Options.    These are options to purchase Common Stock. At the time of Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate including, without limitation, the right to receive dividend equivalent payments on vested and/or unvested options, except that in no event shall the option exercise price be less than the Fair Market Value on the date of grant of the Stock Option. In addition to other restrictions contained in the Plan, an option granted under this Section 5(a) may not be exercised more than 10 years after the date it is granted. Payment of the option exercise price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.

        (b)    Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights in tandem with the grant of a Stock Option or standing alone. Each Stock Appreciation Right shall be subject to such terms as the Committee may determine. A Stock Appreciation Right means the right to transfer and surrender to the Company all or a portion of a Stock Option (if granted in tandem with a Stock Option) in exchange for an amount, or otherwise means the right to receive an amount, equal to the excess of (i) the aggregate Fair Market Value, as of the date such right is exercised, of the Common Stock underlying by such Option or portion thereof, over (ii) the aggregate exercise price of such right, relating to such Common Stock. Such amount may be paid in cash or be satisfied with shares, at the Committee's discretion. In no event shall the Stock Appreciation Right exercise price be less than the Fair Market Value on the date of grant of the Stock Appreciation Right.

        (c)    Dividend Equivalent Rights.    The Committee may grant Dividend Equivalent Rights either alone or in connection with the grant of an Award. A Dividend Equivalent Right means the right to receive a payment in respect of one share of Common Stock (whether or not subject to an Award) equal to the amount of any dividend paid in respect of one share of Common Stock held by a shareholder in the Company. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine.

        (d)    Other Stock-Based Awards.    The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted shares of Common Stock and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, shares of Common Stock (the "Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Stock Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares or a combination of cash and shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all shares so awarded and issued shall be fully paid and non-assessable).

        Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 6 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets and (xix) total shareholder return. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 5,000,000 Shares and (y) with respect to Performance-Based Awards that are not denominated in Shares, $10,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

6.    Limitations and Conditions

        (a)   The number of Shares available for Grants under this Plan shall be 15,190,000 unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, canceled or expire unexercised, shall immediately become available for new Grants.

        (b)   No Grants shall be made under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed in accordance with the terms of the Plan or the Grant Agreement, the Committee may provide for limitations or conditions on such Grant.

        (c)   Nothing contained herein shall affect the right of the Company or any of its Subsidiaries to terminate any Participant's employment at any time or for any reason.

        (d)   Other than as specifically provided in the Form of Management Stockholder's Agreement attached hereto as Exhibit A, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

        (e)   Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Company in respect of any Shares purchasable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants (or book entry representing such shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian).

        (f)    No election as to benefits or exercise of any Grant may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

        (g)   Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

        (h)   Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company's obligations under the Plan.

7.    Transfers and Leaves of Absence

        For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant's employment without an intervening period of separation among the Company and any Subsidiary (or among any Subsidiaries) shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (and any Subsidiary) during such leave of absence.

8.    Adjustments

        In the event of any change in the outstanding Shares by reason of any Share dividend or split, or in the event of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 14(c) below), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards.

9.    Merger, Consolidation, Exchange, Acquisition, Liquidation or Dissolution

        (a)   In its absolute discretion, acting in good faith, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Grant, the Committee may provide that such Grant cannot be exercised after the amalgamation, merger or consolidation of the Company with or into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company's then outstanding shares of voting stock or the recapitalization, reorganization, reclassification, liquidation, dissolution, or other event affecting the capital stock of the Company, and the Committee shall, on such terms and conditions as it deems appropriate, acting in good faith, also provide, either by the terms of such Grant or by a resolution adopted prior to the occurrence of such amalgamation, merger, consolidation, exchange, acquisition, recapitalization, reorganization, reclassification, liquidation, dissolution or other event affecting the capital stock of the Company, that, after written notice to all affected Participants and for a reasonable period of time prior to such event, such Grant shall be exercisable as to any Shares subject thereto which is being made unexercisable after any such event, notwithstanding anything to the contrary herein (but subject to the provisions of Section 7(b)) and that, upon the occurrence of such event, such Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Grant shall remain exercisable after any such event, from and after such event, any such Grant shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof (as determined by the Committee in good faith), receivable as a result of such event by the holder of a number of Shares for which such Grant could have been exercised immediately prior to such event.

        (b)   In addition to the foregoing provisions of Section 9 and 10(a), in the event of a Change in Control, (i) if determined by the Committee in the applicable Award agreement or otherwise at the time of the Change in Control, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may (subject to Section 14(c) below), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10.    No Right to Employment or Awards

        The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company's or Affiliate's right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.    Successors and Assigns

        The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participants' creditors.

12.    Nontransferability of Awards

        Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.    Amendment and Termination

        (a)   The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that no such action shall modify any Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant or this Plan (except that any adjustment that is made pursuant to Section 9 or 10 hereof may be made by the Committee in good faith).

        (b)   The Board may amend, suspend or terminate the Plan except that no such action, other than an action under Section 9 or 10 hereof, may be taken which would, without stockholder approval, increase the aggregate number of Shares available for Grants under the Plan, decrease the price of outstanding Grants, change the requirements relating to the Committee, extend the term of the Plan or be materially adverse to all Participants with respect to any outstanding Grants.

        (c)   Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or

(b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

14.    Governing Law; Foreign Grants

        (a)   This Plan shall be governed by and construed in accordance with the laws of Delaware applicable therein.

        (b)   The Committee may make Grants to such persons and identified in Section 4(a) above who are subject to the laws of jurisdictions other than those of the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws or otherwise as deemed to be necessary or desirable by the Committee.

15.    Withholding Taxes

        The Company shall have the right to deduct from any cash payment made under the Plan any minimum federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares or cash under any Award where such delivery is a taxable event to the Participant that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such minimum withholding taxes.

16.    Effective Date and Termination Dates

        The Plan, as amended and restated, shall be effective on and as of the date of its approval by the stockholders of the Company in accordance with applicable laws and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 14.

17.    Choice of Law

        The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

Approved by stockholders on November 6, 2008.

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TABLE OF CONTENTS
SEALY CORPORATION ONE OFFICE PARKWAY TRINITY, NORTH CAROLINA 27370
INFORMATION STATEMENT
We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.
ABOUT THIS INFORMATION STATEMENT
ADOPTION OF THE PLAN
Amendments to the current 2004 Stock Option Plan
Summary of the Plan
EXECUTIVE COMPENSATION
2007 Bonus Plan Achievement for Mr. McIlquham* and Mr. Ackerman (All $ in millions, except Achieved Bonus)
2007 Bonus Plan Achievement for Mr. Rogers
2007 Bonus Plan Achievement for Mr. Hofmann
2007 Bonus Plan Achievement for Mr. Dobbs
Executive Compensation Tables and Supporting Information Summary Compensation Table
Grant Plan-Based Awards in Fiscal 2007 Table
Outstanding Equity Awards at 2007 Fiscal Year End Table
Option Exercises and Stock Vested in Fiscal Year 2007 Table
Pension Benefits Table
Nonqualified Deferred Compensation for Fiscal Year 2007 Table
Potential Payments upon Termination or Change in Control
BENEFICIAL OWNERSHIP OF COMMON STOCK
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
OTHER MATTERS
  APPENDIX A
AMENDED AND RESTATED EQUITY PLAN FOR KEY EMPLOYEES OF SEALY CORPORATION AND ITS SUBSIDIARIES